A special meeting of the fund's shareholders was held on January 16, 2002. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To authorize the Trustees to adopt an amended and restated Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	17,317,633,083.46	89.867
Against	1,012,622,831.92	5.254
Abstain	940,110,145.85	4.879
TOTAL	19,270,366,061.23	100.000
Broker Non-Votes	7,102,152,530.82
PROPOSAL 2

To elect the thirteen nominees specified below as Trustees.*

	# of Votes Cast	% of Votes Cast
J. Michael Cook
Affirmative	25,853,152,868.10	98.031
Withheld	519,365,723.95	1.969
TOTAL	26,372,518,592.05	100.000
Ralph F. Cox
Affirmative	25,845,731,266.57	98.003
Withheld	526,787,325.48	1.997
TOTAL	26,372,518,592.05	100.000
Phyllis Burke Davis
Affirmative	25,841,137,302.15	97.985
Withheld	531,381,289.90	2.015
TOTAL	26,372,518,592.05	100.000
Robert M. Gates
Affirmative	25,848,941,964.51	98.015
Withheld	523,576,627.54	1.985
TOTAL	26,372,518,592.05	100.000
Abigail P. Johnson
Affirmative	25,837,795,533.18	97.972
Withheld	534,723,058.87	2.028
TOTAL	26,372,518,592.05	100.000
Edward C. Johnson 3d
Affirmative	25,833,831,791.24	97.957
Withheld	538,686,800.81	2.043
TOTAL	26,372,518,592.05	100.000
Donald J. Kirk
Affirmative	25,847,889,945.54	98.011
Withheld	524,628,646.51	1.989
TOTAL	26,372,518,592.05	100.000
	# of Votes Cast	% of Votes Cast
Marie L. Knowles
Affirmative	25,853,116,331.88	98.031
Withheld	519,402,260.17	1.969
TOTAL	26,372,518,592.05	100.000
Ned C. Lautenbach
Affirmative	25,853,533,342.42	98.032
Withheld	518,985,249.63	1.968
TOTAL	26,372,518,592.05	100.000
Peter S. Lynch
Affirmative	25,854,856,113.17	98.037
Withheld	517,662,478.88	1.963
TOTAL	26,372,518,592.05	100.000
Marvin L. Mann
Affirmative	25,848,463,089.35	98.013
Withheld	524,055,502.70	1.987
TOTAL	26,372,518,592.05	100.000
William O. McCoy
Affirmative	25,848,601,101.44	98.013
Withheld	523,917,490.61	1.987
TOTAL	26,372,518,592.05	100.000
William S. Stavropoulos
Affirmative	25,841,406,853.80	97.986
Withheld	531,111,738.25	2.014
TOTAL	26,372,518,592.05	100.000
PROPOSAL 4
To approve an amended management contract for the fund.
	# of Votes Cast	% of Votes Cast
Affirmative	354,136,688.23	96.094
Against	4,436,280.71	1.204
Abstain	9,957,033.81	2.702
TOTAL	368,530,002.75	100.000
PROPOSAL 5
To approve an amended sub-advisory agreement with Fidelity Management & Research (U.K.) Inc.
	# of Votes Cast	% of Votes Cast
Affirmative	353,240,975.51	95.851
Against	5,248,088.00	1.424
Abstain	10,040,939.24	2.725
TOTAL	368,530,002.75	100.000
PROPOSAL 6
To approve an amended sub-advisory agreement with Fidelity Management & Research (Far East) Inc.
	# of Votes Cast	% of Votes Cast
Affirmative	353,140,286.06	95.824
Against	5,191,971.72	1.409
Abstain	10,197,744.97	2.767
TOTAL	368,530,002.75	100.000
PROPOSAL 11
To amend the fund's fundamental investment limitation concerning underwriting.
	# of Votes Cast	% of Votes Cast
Affirmative	246,913,963.18	92.838
Against	8,688,254.93	3.266
Abstain	10,360,749.98	3.896
TOTAL	265,962,968.09	100.000
Broker Non-Votes	102,567,034.66
PROPOSAL 12
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes Cast	% of Votes Cast
Affirmative	245,986,371.14	92.489
Against	9,637,755.59	3.624
Abstain	10,338,841.36	3.887
TOTAL	265,962,968.09	100.000
Broker Non-Votes	102,567,034.66

*Denotes trust-wide proposals and voting results.